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                                                                   Exhibit 77)C

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Matters Submitted to a Vote of Shareholders

The Annual Meeting of the Shareholders of CIGNA High Income Shares (the "Trust") was held on Tuesday, April 27, 2004 at 12:00 p.m., Eastern Time.

Six Trustees were elected by a vote of shareholders to serve as members of the Board of the Trust until the next Annual Meeting of Shareholders or until the election and qualification of their successors. Shareholders of the Trust voted to elect the following Trustees:

                          For                Vote Withheld

Richard H. Forde        48,727,437              885,482
Carol Ann Hayes         48,708,588              904,332
Russell H. Jones        48,747,845              865,075
David P. Marks          48,732,169              880,750
Paul J. McDonald        48,737,395              875,525
Marnie W. Mueller       49,631,763              981,157

There were no broker non-votes with respect to the matters submitted to a vote of shareholders of the Trust.

No other business was transacted at the meeting.